FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.26, ROAA OF 1.38% AND ROTCE OF 15.41% FOR 4Q 2019
Excluding non-GAAP adjustments, 4Q19 diluted EPS was $1.27, ROAA was 1.39% and ROTCE was 15.49%

NASHVILLE, TN, Jan. 21, 2020 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.26 for the quarter ended Dec. 31, 2019, compared to net income per diluted common share of $1.23 for the quarter ended Dec. 31, 2018, an increase of 2.4 percent. Net income per diluted common share was $5.22 for the year ended Dec. 31, 2019, compared to net income per diluted common share of $4.64 for the year ended Dec. 31, 2018, an increase of 12.5 percent.
Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended Dec. 31, 2019 and 2018, net income per diluted common share was $1.27 in 2019, compared to $1.25 in 2018. Excluding these items for 2019 and 2018 as well as merger-related charges in 2018, a $1.5 million loss from the sale of the non-prime automobile portfolio earlier in 2019 and $3.2 million of non-cash impairment charges related to the consolidation of five offices earlier in 2019, net income per diluted common share was $5.37 for the year ended Dec. 31, 2019, compared to net income per diluted common share of $4.75 for the year ended Dec. 31, 2018, a growth rate of 13.1 percent.
"Given the volatile interest rate backdrop during 2019, we are very pleased to report 13 percent earnings per share growth in 2019," said M. Terry Turner, Pinnacle's president and chief executive officer. "We believe that growth rate should place us in the top quartile of our peers, which is specifically where we aim to be every year. Additionally, I'm pleased to report that our book value per share increased 11.2 percent to $56.89 per common share on Dec. 31, 2019 from $51.18 per share on Dec. 31, 2018 while tangible book value increased 19.0 percent to $32.45 per common share at Dec. 31, 2019, compared to $27.27 at Dec. 31, 2018, a growth rate that we believe will also result in top-quartile performance among our peers.
"We hired 85 revenue producers across our franchise in 2019, which followed hiring 107 in 2018, a strong indicator of our ability to produce outsized growth in the future. We also remain excited about our opportunities in the Carolinas and Virginia. We believe our integration in those markets has been tremendously successful, and we expect more opportunities in 2020 due to the health of those markets and the large number of revenue producers we have hired there. We've experienced more than 22 percent growth in both loans and client deposits since closing the acquisition. BHG had another phenomenal year, experiencing year-over-year earnings growth of 76 percent. Their business model is operating at a high level, and we believe BHG's current strategy to retain more loans on their balance sheet will serve all of us very well in 2020 and beyond. Lastly, we've announced our expansion into the Atlanta market and have hired four revenue producers there since our announcement in late December. Our hiring pipelines continue to grow in that market. Needless to say, as a result of the increased earnings capacity we have built over the last several years with these and other initiatives, we are excited about the opportunity to continue to produce outsized earnings and tangible book value growth going into 2020."

GROWING THE CORE EARNINGS CAPACITY OF THE FIRM:
•Loans at Dec. 31, 2019 were a record $19.8 billion, an increase of $2.1 billion from Dec. 31, 2018, reflecting year-over-year growth of 11.7 percent. Loans at Dec. 31, 2019 increased $442.2 million from Sept. 30, 2019, reflecting a linked-quarter annualized growth rate of 9.1 percent.
◦Average loans were $19.6 billion for the three months ended Dec. 31, 2019, up $382.8 million from $19.2 billion for the three months ended Sept. 30, 2019, a linked-quarter annualized growth rate of 8.0 percent.
◦At Dec. 31, 2019, the remaining discount associated with fair value accounting adjustments on acquired loans was $55.1 million, compared to $65.2 million at Sept. 30, 2019.
•Deposits at Dec. 31, 2019 were $20.2 billion, an increase of $1.3 billion from Dec. 31, 2018, reflecting year-over-year growth of 7.1 percent. Deposits at Dec. 31, 2019 increased $180.4 million from Sept. 30, 2019, reflecting a linked-quarter annualized growth rate of 3.6 percent.
◦Average deposits were $20.1 billion for the three months ended Dec. 31, 2019, compared to $19.8 billion for the three months ended Sept. 30, 2019, a linked-quarter annualized growth rate of 6.1 percent.
◦Core deposits were $17.6 billion at Dec. 31, 2019, compared to $16.5 billion at Dec. 31, 2018 and $17.1 billion at Sept. 30, 2019. The linked-quarter annualized growth rate of core deposits in the fourth quarter of 2019 was 12.0 percent.
•Revenues for the quarter ended Dec. 31, 2019 were $253.6 million, a decrease of $24.8 million from the $278.4 million recognized in the third quarter of 2019 and up $6.1 million from the fourth quarter of 2018. This represents a year-over-year growth rate of 2.5 percent.
◦Revenue per fully diluted share was $3.32 for the three months ended Dec. 31, 2019, compared to $3.64 for the third quarter of 2019 and $3.19 for the fourth quarter of 2018.

"We've always prided ourselves on strong organic balance sheet growth," Turner said. "Generally that strong growth has been predicated on our ongoing ability to hire the best bankers and their ability to bring their best clients to our firm. It's a simple strategy and is at the core of our success. Given how successful we have been executing on that strategy over the last two years and the status of our recruiting pipelines currently, we believe high-single to low-double digit loan growth is very much achievable for our firm in 2020.
"Another item that we believe is at the core of our success is our unique, shareholder-aligned incentive system. For the first time in many years, we've decided to tweak our annual cash incentive system for 2020 to provide more focus on growing low-cost core deposits. We had a great fourth quarter in 2019 related to core deposit growth, with a 12 percent linked-quarter annualized growth rate. That said, we still desire more energy aimed at core deposit generation. In addition to core deposit growth, our firm-wide cash incentive plan for 2020 is still focused on the two metrics we believe are most directly aligned with increasing shareholder value: maintaining asset quality and growing EPS. Our goal for the slight modification to our annual cash incentive plan is to energize our entire associate base around core deposit growth, and I am optimistic that they will respond in a very strong way in 2020."

FOCUSING ON PROFITABILITY:

•Return on average assets was 1.38 percent for the fourth quarter of 2019, compared to 1.62 percent for the third quarter of 2019 and 1.54 percent for the fourth quarter of 2018. Fourth quarter 2019 return on average tangible assets amounted to 1.48 percent, compared to 1.74 percent for the third quarter of 2019 and 1.66 percent for the fourth quarter of 2018.
◦Excluding the adjustments described above for both 2019 and 2018, return on average assets was 1.39 percent for the fourth quarter of 2019, compared to 1.62 percent for the third quarter of 2019 and 1.56 percent for the fourth quarter of 2018. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.49 percent for the fourth quarter of 2019, compared to 1.74 percent for the third quarter of 2019 and 1.69 percent for the fourth quarter of 2018.
•Return on average common equity for the fourth quarter of 2019 amounted to 8.78 percent, compared to 10.28 percent for the third quarter of 2019 and 9.60 percent for the fourth quarter of 2018. Fourth quarter 2019 return on average tangible common equity amounted to 15.41 percent, compared to 18.28 percent for the third quarter of 2019 and 18.14 percent for the fourth quarter of 2018.
◦Excluding the adjustments described above for both 2019 and 2018, return on average tangible common equity amounted to 15.49 percent for the fourth quarter of 2019, compared to 18.31 percent for the third quarter of 2019 and 18.46 percent for the fourth quarter of 2018.

"Our profitability metrics remain very strong and provide us the ongoing operating leverage to hire more revenue producers and, thus, invest in our future growth," said Harold R. Carpenter, Pinnacle's chief financial officer. "The volatility in the interest rate environment impacted many banks, including us, making it more difficult to maintain margins during 2019. Since the yield curve stabilized in late 2019, we believe this will be helpful in stabilizing our net interest margin in 2020. We are fortunate that we operate in great markets with great bankers that yield meaningful growth and, therefore, a meaningful hedge to the negative earnings impact of recent yield curve volatility."

MAINTAINING A FORTRESS BALANCE SHEET:
•Net charge-offs were $3.5 million for the quarter ended Dec. 31, 2019, compared to $4.9 million for the quarter ended Sept. 30, 2019 and $5.7 million for the quarter ended Dec. 31, 2018. Annualized net charge-offs as a percentage of average loans for the quarter ended Dec. 31, 2019 were 0.07 percent, compared to 0.10 percent for the quarter ended Sept. 30, 2019 and 0.11 percent for the fourth quarter of 2018.
•Nonperforming assets decreased to 0.46 percent of total loans and ORE at Dec. 31, 2019, compared to 0.53 percent at Sept. 30, 2019 and 0.58 percent at Dec. 31, 2018. Nonperforming assets were $91.1 million at Dec. 31, 2019, compared to $103.3 million at Sept. 30, 2019 and $103.2 million at Dec. 31, 2018.
•The classified asset ratio at Dec. 31, 2019 was 13.4 percent, compared to 13.5 percent at Sept. 30, 2019 and 12.4 percent at Dec. 31, 2018. Classified assets were $371.3 million at Dec. 31, 2019, compared to $363.2 million at Sept. 30, 2019 and $284.7 million at Dec. 31, 2018.
•The allowance for loan losses represented 0.48 percent of total loans at Dec. 31, 2019, compared to 0.48 percent at Sept. 30, 2019 and 0.47 percent at Dec. 31, 2018.
◦The ratio of the allowance for loan losses to nonperforming loans increased to 153.8 percent at Dec. 31, 2019, from 127.8 percent at Sept. 30, 2019 and 95.2 percent at Dec. 31, 2018. At Dec. 31, 2019, purchased credit impaired loans of $7.7 million, which were recorded at fair value upon acquisition, represented 12.4 percent of the firm's nonperforming loans.
◦Provision for loan losses was $4.6 million in the fourth quarter of 2019, compared to $8.3 million in the third quarter of 2019 and $9.3 million in the fourth quarter of 2018.

"Asset quality continues to be a highlight for our firm, with the fourth quarter results yielding improvement to our already strong asset quality metrics," Carpenter said. "We experienced improvement from the previous quarter in nearly every asset quality metric, including nonperformers, past dues, net charge-offs and coverage ratios. After the BNC acquisition, we committed to reducing our regulatory ratios for commercial real estate and worked hard to get that done. Our regulatory ratios for construction and non-owner occupied commercial real estate and multi-family are now down to 83.6 percent and 268.3 percent, respectively. Going into 2020, we remain pleased with where we are with the soundness of our loan portfolio."

GROWING REVENUES
•Net interest income for the quarter ended Dec. 31, 2019 was $194.2 million, compared to $195.8 million for the third quarter of 2019 and $190.2 million for the fourth quarter of 2018, a year-over-year growth rate of 2.1 percent. Net interest margin was 3.35 percent for the fourth quarter of 2019, compared to 3.43 percent for the third quarter of 2019 and 3.63 percent for the fourth quarter of 2018.
◦Included in net interest income for the fourth quarter of 2019 was $10.6 million of discount accretion associated with fair value adjustments, compared to $11.1 million of discount accretion recognized in the third quarter of 2019 and $13.2 million in the fourth quarter of 2018.
•Noninterest income for the quarter ended Dec. 31, 2019 was $59.5 million, compared to $82.6 million for the third quarter of 2019 and $57.3 million for the fourth quarter of 2018, a year-over-year growth rate of 3.8 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $12.4 million for the quarter ended Dec. 31, 2019, compared to $12.1 million for the third quarter of 2019 and $11.6 million for the fourth quarter of 2018, a year-over-year increase of 7.4 percent.
◦Income from the firm's investment in BHG was $12.3 million for the quarter ended Dec. 31, 2019, compared to $32.2 million for the quarter ended Sept. 30, 2019 and $17.9 million for the quarter ended Dec. 31, 2018.
◦Net gains on mortgage loans sold were $6.0 million during the quarter ended Dec. 31, 2019, compared to $7.4 million for the quarter ended Sept. 30, 2019 and $3.1 million during the quarter ended Dec. 31, 2018.
◦Other noninterest income was $19.5 million for the quarter ended Dec. 31, 2019, compared to $20.2 million for the quarter ended Sept. 30, 2019 and $17.2 million for the quarter ended Dec. 31, 2018, a year-over-year increase of 13.8 percent. Contributing to the year-over-year increase were increases in credit card interchange fees, SBA loan fees and the value of the firm's bank-owned life insurance policies.

"We are pleased with net interest margin results in the fourth quarter, as the compression in our net interest margin slowed meaningfully," Carpenter said. "We are also pleased with the results of our actions to lower deposit pricing in conjunction with the last three Fed moves. All of this, combined with anticipated continued stabilization in the yield curve, should be helpful to us as we seek to find a floor for our net interest margin in 2020.
"We also had a great 2019 with respect to fee performance. BHG reported 76 percent earnings growth in 2019, with the fourth quarter amount approximating what we anticipated as BHG began executing on its current strategy of holding more loans on its balance sheet. Additionally, excluding BHG and the impact of losses on the sale of investment securities, we are also pleased to report that other fee categories grew 18.3 percent in 2019 over the amounts reported in 2018."

OTHER HIGHLIGHTS
•The firm's efficiency ratio for the fourth quarter of 2019 increased to 51.44 percent, compared to 47.75 percent for the third quarter of 2019 and 48.25 percent in the fourth quarter of 2018. The ratio of noninterest expenses to average assets was 1.88 percent for the fourth quarter of 2019, compared to 1.94 percent in the third quarter of 2019 and 1.92 percent in the fourth quarter of 2018.
◦Excluding the adjustments noted elsewhere in this release for both 2019 and 2018, the efficiency ratio was 51.14 percent for the fourth quarter of 2019, compared to 47.58 percent for the third quarter of 2019 and 47.55 percent for the fourth quarter of 2018. Excluding ORE expense, the ratio of noninterest expense to average assets was 1.86 percent for the fourth quarter of 2019, compared to 1.93 percent for the third quarter of 2019 and 1.91 percent for the fourth quarter of 2018.
•Noninterest expense for the quarter ended Dec. 31, 2019 was $130.5 million, compared to $132.9 million in the third quarter of 2019 and $119.4 million in the fourth quarter of 2018, reflecting a year-over-year increase of 9.3 percent. Excluding ORE expense, noninterest expense increased 9.2 percent over the fourth quarter of 2018.
◦Salaries and employee benefits were $81.4 million in the fourth quarter of 2019, compared to $85.9 million in the third quarter of 2019 and $74.7 million in the fourth quarter of 2018, reflecting a year-over-year increase of 9.0 percent.
•Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $10.9 million in the fourth quarter of 2019, compared to $18.5 million in the third quarter of 2019 and $13.7 million in the fourth quarter of last year.
•The effective tax rate for the fourth quarter of 2019 was 18.9 percent, compared to 19.5 percent for the third quarter of 2019 and 19.7 percent for the fourth quarter of 2018.
•During the fourth quarter of 2019, the firm acquired 228,533 shares of its common stock in open market transactions pursuant to its previously announced share repurchase program, at an average price of $56.54. For 2019, the number of shares acquired was 1.1 million at an average price of $55.70.

"We experienced reduced expenses in the fourth quarter of 2019 compared to the third quarter of 2019 due in large part to the anticipated reduction in incentive costs," Carpenter said. "Early in the third quarter of 2019, we added Advocate Capital, which contributed to increased expense run rates in the second half of 2019. As we consider expense run rates going into 2020, we fully expect continued hiring, especially with the build out in Atlanta. We believe we can keep our expense growth to the mid- to high-single digit percentage increases for 2020. Going into 2020, we are also targeting cash incentives of approximately $50 million in 2020. These amounts provide us flexibility should revenues not materialize at the growth rates we currently are planning for in 2020."

BOARD OF DIRECTORS DECLARES DIVIDEND
On Jan. 21, 2020, Pinnacle's Board of Directors approved a quarterly cash dividend of $0.16 per common share to be paid on Feb. 28, 2020 to common shareholders of record as of the close of business on Feb. 7, 2020. The amount and timing of any future dividend payments to common shareholders will be subject to the discretion of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Jan. 22, 2020 to discuss fourth quarter 2019 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2019 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE’s 2019 list of the 100 Best Companies to Work For® in the U.S., its third consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $27.8 billion in assets as of Dec. 31, 2019. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Georgia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses or, in the case of BHG, substitutions; (ii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (iii) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (vii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (viii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (ix) the results of regulatory examinations; (x) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xi) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiii) risks of expansion into new geographic or product markets including the recent expansion into the Atlanta, Georgia metro market; (xiv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or the intangible assets; (xv) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvi) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xvii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xviii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xix) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xx) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxi) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiii) the availability of and access to capital; (xxiv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxv) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch rationalization project, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio, the revaluation of Pinnacle Financial’s deferred tax assets and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's merger with BNC. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2019 versus certain periods in 2018 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS
Cash and noninterest-bearing due from banks	$157,901	$197,660	$137,433
Restricted cash	137,045	157,544	65,491
Interest-bearing due from banks	210,784	553,124	516,920
Federal funds sold and other	20,977	11,975	1,848
Cash and cash equivalents	526,707	920,303	721,692

Securities available-for-sale, at fair value	3,539,995	3,393,435	3,083,686
Securities held-to-maturity (fair value of $201.2 million, $202.8 million and $193.1 million at Dec. 31, 2019, Sept. 30, 2019, and Dec. 31, 2018, respectively)	188,996	189,684	194,282
Consumer loans held-for-sale	81,820	73,042	34,196
Commercial loans held-for-sale	17,585	21,312	15,954

Loans	19,787,876	19,345,642	17,707,549
Less allowance for loan losses	(94,777)	(93,647)	(83,575)
Loans, net	19,693,099	19,251,995	17,623,974

Premises and equipment, net	273,932	274,983	265,560
Equity method investment	278,037	267,097	239,237
Accrued interest receivable	84,462	81,124	79,657
Goodwill	1,819,811	1,830,652	1,807,121
Core deposits and other intangible assets	51,130	39,349	46,161
Other real estate owned	29,487	30,049	15,165
Other assets	1,220,435	1,174,809	904,359
Total assets	$27,805,496	$27,547,834	$25,031,044

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,795,476	$4,702,155	$4,309,067
Interest-bearing	3,630,168	3,372,028	3,464,001
Savings and money market accounts	7,813,939	7,625,872	7,607,796
Time	3,941,445	4,300,622	3,468,243
Total deposits	20,181,028	20,000,677	18,849,107
Securities sold under agreements to repurchase	126,354	95,402	104,741
Federal Home Loan Bank advances	2,062,534	2,052,548	1,443,589
Subordinated debt and other borrowings	749,080	750,488	485,130
Accrued interest payable	42,183	36,836	23,586
Other liabilities	288,569	317,253	158,951
Total liabilities	23,449,748	23,253,204	21,065,104

Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares authorized; 76.5 million, 76.7 million and 77.5 million shares issued and outstanding at Dec. 31, 2019, Sept. 30, 2019 and Dec. 31, 2018, respectively	76,564	76,736	77,484
Additional paid-in capital	3,064,467	3,070,235	3,107,431
Retained earnings	1,184,183	1,100,517	833,130
Accumulated other comprehensive income (loss), net of taxes	30,534	47,142	(52,105)
Total stockholders' equity	4,355,748	4,294,630	3,965,940
Total liabilities and stockholders' equity	$27,805,496	$27,547,834	$25,031,044

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Loans, including fees	$241,209	$247,147	$228,599	$955,388	$850,472
Securities
Taxable	10,211	10,655	13,013	46,649	48,192
Tax-exempt	13,597	13,313	10,286	51,138	35,995
Federal funds sold and other	3,436	4,634	4,197	14,761	12,058
Total interest income	268,453	275,749	256,095	1,067,936	946,717

Interest expense:
Deposits	55,905	62,531	50,123	231,641	151,043
Securities sold under agreements to repurchase	131	152	150	570	588
FHLB advances and other borrowings	18,245	17,260	15,607	69,583	58,744
Total interest expense	74,281	79,943	65,880	301,794	210,375
Net interest income	194,172	195,806	190,215	766,142	736,342
Provision for loan losses	4,644	8,260	9,319	27,283	34,377
Net interest income after provision for loan losses	189,528	187,546	180,896	738,859	701,965

Noninterest income:
Service charges on deposit accounts	9,094	10,193	9,753	36,769	36,088
Investment services	6,581	6,270	6,168	24,187	21,985
Insurance sales commissions	2,017	2,252	2,038	9,344	9,331
Gains on mortgage loans sold, net	6,044	7,402	3,141	24,335	14,564
Investment gains (losses) on sales, net	68	417	(2,295)	(5,941)	(2,254)
Trust fees	3,835	3,593	3,375	14,184	13,143
Income from equity method investment	12,312	32,248	17,936	90,111	51,222
Other noninterest income	19,511	20,244	17,154	70,837	56,771
Total noninterest income	59,462	82,619	57,270	263,826	200,850

Noninterest expense:
Salaries and employee benefits	81,444	85,919	74,725	313,359	271,673
Equipment and occupancy	21,059	20,348	19,073	84,582	74,276
Other real estate, net	804	655	631	4,228	723
Marketing and other business development	4,298	2,723	3,628	13,251	11,712
Postage and supplies	2,407	1,766	1,831	8,144	7,815
Amortization of intangibles	2,896	2,430	2,576	9,908	10,549
Merger-related expenses	—	—	—	—	8,259
Other noninterest expense	17,562	19,100	16,945	71,676	67,860
Total noninterest expense	130,470	132,941	119,409	505,148	452,867
Income before income taxes	118,520	137,224	118,757	497,537	449,948
Income tax expense	22,441	26,703	23,439	96,656	90,508
Net income	$96,079	$110,521	$95,318	$400,881	$359,440

Per share information:
Basic net income per common share	$1.26	$1.45	$1.24	$5.25	$4.66
Diluted net income per common share	$1.26	$1.44	$1.23	$5.22	$4.64

Weighted average shares outstanding:
Basic	76,018,739	76,301,010	77,096,522	76,364,303	77,111,372
Diluted	76,398,982	76,556,309	77,469,803	76,763,903	77,449,917

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2019	2019	2019	2019	2018	2018
Balance sheet data, at quarter end:
Commercial and industrial loans	$6,290,296	6,002,285	5,795,107	5,419,520	5,271,420	5,006,247
Commercial real estate - owner occupied	2,669,766	2,595,837	2,624,160	2,617,541	2,653,433	2,688,247
Commercial real estate - investment	4,418,658	4,443,687	4,252,098	4,107,953	3,855,643	3,818,055
Commercial real estate - multifamily and other	620,794	669,721	709,135	693,652	655,879	708,817
Consumer real estate - mortgage loans	3,068,625	3,025,502	2,949,755	2,887,628	2,844,447	2,815,160
Construction and land development loans	2,430,483	2,253,303	2,117,969	2,097,570	2,072,455	2,059,009
Consumer and other	289,254	355,307	366,094	351,042	354,272	368,474
Total loans	19,787,876	19,345,642	18,814,318	18,174,906	17,707,549	17,464,009
Allowance for loan losses	(94,777)	(93,647)	(90,253)	(87,194)	(83,575)	(79,985)
Securities	3,728,991	3,583,119	3,447,834	3,444,049	3,277,968	3,199,579
Total assets	27,805,496	27,547,834	26,540,355	25,557,858	25,031,044	24,557,545
Noninterest-bearing deposits	4,795,476	4,702,155	4,493,419	4,317,787	4,309,067	4,476,925
Total deposits	20,181,028	20,000,677	19,449,383	18,480,461	18,849,107	18,407,515
Securities sold under agreements to repurchase	126,354	95,402	154,169	100,698	104,741	130,217
FHLB advances	2,062,534	2,052,548	1,960,062	2,121,075	1,443,589	1,520,603
Subordinated debt and other borrowings	749,080	750,488	464,144	484,703	485,130	465,487
Total stockholders' equity	4,355,748	4,294,630	4,176,361	4,055,939	3,965,940	3,897,041
Balance sheet data, quarterly averages:
Total loans	$19,599,620	19,216,835	18,611,164	17,938,480	17,630,281	17,259,139
Securities	3,662,829	3,507,363	3,412,475	3,302,676	3,148,638	3,075,633
Federal funds sold and other	717,927	802,326	530,556	469,909	645,644	647,728
Total earning assets	23,980,376	23,526,524	22,554,195	21,711,065	21,424,563	20,982,500
Total assets	27,604,774	27,134,163	25,915,971	25,049,954	24,616,733	24,125,051
Noninterest-bearing deposits	4,834,694	4,574,821	4,399,766	4,195,443	4,317,782	4,330,917
Total deposits	20,078,594	19,778,007	18,864,859	18,358,094	18,368,012	18,112,766
Securities sold under agreements to repurchase	109,127	134,197	117,261	109,306	119,247	146,864
FHLB advances	1,992,213	2,136,928	2,164,341	1,926,358	1,689,920	1,497,511
Subordinated debt and other borrowings	753,244	533,194	469,498	470,775	469,074	468,990
Total stockholders' equity	4,343,246	4,265,006	4,117,754	4,017,375	3,939,927	3,874,430
Statement of operations data, for the three months ended:
Interest income	$268,453	275,749	265,851	257,883	256,095	248,110
Interest expense	74,281	79,943	76,933	70,637	65,880	58,690
Net interest income	194,172	195,806	188,918	187,246	190,215	189,420
Provision for loan losses	4,644	8,260	7,195	7,184	9,319	8,725
Net interest income after provision for loan losses	189,528	187,546	181,723	180,062	180,896	180,695
Noninterest income	59,462	82,619	70,682	51,063	57,270	51,478
Noninterest expense	130,470	132,941	127,686	114,051	119,409	113,990
Income before taxes	118,520	137,224	124,719	117,074	118,757	118,183
Income tax expense	22,441	26,703	24,398	23,114	23,439	24,436
Net income	$96,079	110,521	100,321	93,960	95,318	93,747

Profitability and other ratios:
Return on avg. assets (1)	1.38%	1.62%	1.55%	1.52%	1.54%	1.54%
Return on avg. common equity (1)	8.78%	10.28%	9.77%	9.49%	9.60%	9.60%
Return on avg. tangible common equity (1)	15.41%	18.28%	17.74%	17.60%	18.14%	18.44%
Dividend payout ratio (16)	12.24%	12.31%	12.88%	13.39%	13.79%	14.89%
Net interest margin (2)	3.35%	3.43%	3.48%	3.62%	3.63%	3.65%
Noninterest income to total revenue (3)	23.44%	29.67%	27.23%	21.43%	23.14%	21.37%
Noninterest income to avg. assets (1)	0.85%	1.21%	1.09%	0.83%	0.92%	0.85%
Noninterest exp. to avg. assets (1)	1.88%	1.94%	1.98%	1.85%	1.92%	1.87%
Efficiency ratio (4)	51.44%	47.75%	49.19%	47.86%	48.25%	47.32%
Avg. loans to avg. deposits	97.61%	97.16%	98.66%	97.71%	95.98%	95.29%
Securities to total assets	13.41%	13.01%	12.99%	13.48%	13.10%	13.03%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	December 31, 2019			December 31, 2018
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$19,599,620	$241,209	5.00%	$17,630,281	$228,599	5.22%
Securities
Taxable	1,827,719	10,211	2.22%	1,829,051	13,013	2.82%
Tax-exempt (2)	1,835,110	13,597	3.48%	1,319,587	10,286	3.77%
Federal funds sold and other	717,927	3,436	1.90%	645,644	4,197	2.58%
Total interest-earning assets	23,980,376	$268,453	4.58%	21,424,563	$256,095	4.85%
Nonearning assets
Intangible assets	1,869,116			1,854,831
Other nonearning assets	1,755,282			1,337,339
Total assets	$27,604,774			$24,616,733

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	3,425,866	8,755	1.01%	3,229,411	9,430	1.16%
Savings and money market	7,717,082	23,551	1.21%	7,424,287	24,138	1.29%
Time	4,100,952	23,599	2.28%	3,396,532	16,555	1.93%
Total interest-bearing deposits	15,243,900	55,905	1.45%	14,050,230	50,123	1.42%
Securities sold under agreements to repurchase	109,127	131	0.48%	119,247	150	0.50%
Federal Home Loan Bank advances	1,992,213	10,568	2.10%	1,689,920	9,307	2.18%
Subordinated debt and other borrowings	753,244	7,677	4.04%	469,074	6,300	5.33%
Total interest-bearing liabilities	18,098,484	74,281	1.63%	16,328,471	65,880	1.60%
Noninterest-bearing deposits	4,834,694	—	—	4,317,782	—	—
Total deposits and interest-bearing liabilities	22,933,178	$74,281	1.29%	20,646,253	$65,880	1.27%
Other liabilities	328,350			30,553
Stockholders' equity	4,343,246			3,939,927
Total liabilities and stockholders' equity	$27,604,774			$24,616,733
Net interest income		$194,172			$190,215
Net interest spread (3)			2.95%			3.25%
Net interest margin (4)			3.35%			3.63%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $8.1 million of taxable equivalent income for the three months ended Dec. 31, 2019 compared to $5.8 million for the three months ended Dec. 31, 2018. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Dec. 31, 2019 would have been 3.29% compared to a net interest spread of 3.58% for the three months ended Dec. 31, 2018.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Year ended			Year ended
	December 31, 2019			December 31, 2018
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$18,847,104	$955,388	5.17%	$16,899,738	$850,472	5.09%
Securities
Taxable	1,791,663	46,649	2.60%	1,804,958	48,192	2.67%
Tax-exempt (2)	1,680,758	51,138	3.62%	1,202,143	35,995	3.58%
Federal funds sold and other	631,331	14,761	2.34%	518,923	12,058	2.32%
Total interest-earning assets	22,950,856	$1,067,936	4.78%	20,425,762	$946,717	4.71%
Nonearning assets
Intangible assets	1,859,548			1,859,183
Other nonearning assets	1,624,750			1,269,083
Total assets	$26,435,154			$23,554,028

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	3,236,907	36,901	1.14%	3,064,328	28,767	0.94%
Savings and money market	7,557,265	104,138	1.38%	6,994,938	73,431	1.05%
Time	3,978,688	90,602	2.28%	3,070,071	48,845	1.59%
Total interest-bearing deposits	14,772,860	231,641	1.57%	13,129,337	151,043	1.15%
Securities sold under agreements to repurchase	117,518	570	0.49%	129,899	588	0.45%
Federal Home Loan Bank advances	2,055,365	43,675	2.12%	1,663,968	34,174	2.05%
Subordinated debt and other borrowings	557,387	25,908	4.65%	470,189	24,570	5.23%
Total interest-bearing liabilities	17,503,130	301,794	1.72%	15,393,393	210,375	1.37%
Noninterest-bearing deposits	4,503,134	—	—	4,305,942	—	—
Total deposits and interest-bearing liabilities	22,006,264	$301,794	1.37%	19,699,335	$210,375	1.07%
Other liabilities	241,935			18,281
Stockholders' equity	4,186,955			3,836,412
Total liabilities and stockholders' equity	$26,435,154			$23,554,028
Net interest income		$766,142			$736,342
Net interest spread (3)			3.06%			3.35%
Net interest margin (4)			3.46%			3.68%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $29.0 million of taxable equivalent income for the year ended Dec. 31, 2019 compared to $16.2 million for the year ended Dec. 31, 2018. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the year ended Dec. 31, 2019 would have been 3.41% compared to a net interest spread of 3.65% for the year ended Dec. 31, 2018.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2019	2019	2019	2019	2018	2018
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	61,605	73,263	76,077	96,144	87,834	77,868
Other real estate (ORE) and other nonperforming assets (NPAs)	29,487	30,049	26,658	15,138	15,393	17,731
Total nonperforming assets	$91,092	103,312	102,735	111,282	103,227	95,599
Past due loans over 90 days and still accruing interest	$1,615	2,450	2,733	1,982	1,558	1,773
Accruing troubled debt restructurings (5)	$4,850	5,803	7,412	5,481	5,899	6,125
Accruing purchase credit impaired loans	$13,249	12,887	12,632	13,122	14,743	21,473
Net loan charge-offs	$3,515	4,866	4,136	3,565	5,729	4,410
Allowance for loan losses to nonaccrual loans	153.8%	127.8%	118.6%	90.7%	95.2%	102.7%
As a percentage of total loans:
Past due accruing loans over 30 days	0.18%	0.24%	0.21%	0.22%	0.34%	0.25%
Allowance for loan losses	0.48%	0.48%	0.48%	0.48%	0.47%	0.46%
Nonperforming assets to total loans, ORE and other NPAs	0.46%	0.53%	0.55%	0.61%	0.58%	0.55%
Classified asset ratio (Pinnacle Bank) (8)	13.4%	13.5%	13.9%	13.0%	12.4%	13.7%
Annualized net loan charge-offs to avg. loans (7)	0.07%	0.10%	0.09%	0.08%	0.11%	0.10%
Wtd. avg. commercial loan internal risk ratings (6)	44.9	45.3	44.9	44.9	44.4	4.5
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	5.00%	5.21%	5.22%	5.28%	5.22%	5.15%
Securities	2.85%	3.00%	3.20%	3.37%	3.22%	3.11%
Total earning assets	4.58%	4.78%	4.85%	4.94%	4.85%	4.76%
Total deposits, including non-interest bearing	1.10%	1.25%	1.25%	1.20%	1.08%	0.97%
Securities sold under agreements to repurchase	0.48%	0.45%	0.49%	0.54%	0.50%	0.44%
FHLB advances	2.10%	2.15%	2.14%	2.10%	2.18%	2.16%
Subordinated debt and other borrowings	4.04%	4.22%	5.34%	5.44%	5.33%	5.29%
Total deposits and interest-bearing liabilities	1.29%	1.40%	1.43%	1.37%	1.27%	1.15%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	15.7%	15.6%	15.7%	15.9%	15.8%	15.9%
Common equity Tier one	9.7%	9.6%	9.5%	9.4%	9.6%	9.4%
Tier one risk-based	9.7%	9.6%	9.5%	9.4%	9.6%	9.4%
Total risk-based	13.2%	13.2%	12.0%	12.0%	12.2%	12.1%
Leverage	9.1%	8.9%	9.1%	9.0%	8.9%	8.8%
Tangible common equity to tangible assets	9.6%	9.4%	9.4%	9.3%	9.1%	9.0%
Pinnacle Bank ratios:
Common equity Tier one	11.2%	11.1%	10.3%	10.4%	10.5%	10.3%
Tier one risk-based	11.2%	11.1%	10.3%	10.4%	10.5%	10.3%
Total risk-based	12.2%	12.1%	11.3%	11.4%	11.5%	11.4%
Leverage	10.5%	10.4%	9.8%	9.9%	9.8%	9.6%
Construction and land development loans as a percentage of total capital (19)	83.6%	79.9%	82.6%	84.1%	85.2%	87.8%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	268.3%	272.8%	288.9%	282.5%	277.7%	287.6%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	December	September	June	March	December	September
	2019	2019	2019	2019	2018	2018

Per share data:
Earnings – basic	$1.26	1.45	1.31	1.22	1.24	1.22
Earnings - basic, excluding the adjustments noted below	$1.27	1.45	1.43	1.24	1.26	1.22
Earnings – diluted	$1.26	1.44	1.31	1.22	1.23	1.21
Earnings - diluted, excluding the adjustments noted below	$1.27	1.45	1.42	1.24	1.25	1.21
Common dividends per share	$0.16	0.16	0.16	0.16	0.16	0.14
Book value per common share at quarter end (9)	$56.89	55.97	54.29	52.63	51.18	50.05
Tangible book value per common share at quarter end (9)	$32.45	31.60	30.26	28.61	27.27	26.21
Revenue per diluted share	$3.32	3.64	3.39	3.09	3.19	3.11
Revenue per diluted share, excluding the adjustments noted below	$3.32	3.63	3.47	3.12	3.22	3.11
Noninterest expense per diluted share	$1.71	1.74	1.67	1.48	1.54	1.47
Noninterest expense per diluted share, excluding the adjustments noted below	$1.70	1.73	1.59	1.48	1.53	1.47

Investor information:
Closing sales price on last trading day of quarter	$64.00	56.75	57.48	54.70	46.10	60.15
High closing sales price during quarter	$64.80	61.14	59.23	59.55	61.04	66.20
Low closing sales price during quarter	$54.58	50.78	52.95	46.35	44.03	60.05

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$322,228	302,473	291,813	193,830	236,861	278,073
Gross fees (10)	$9,953	9,392	8,485	5,695	6,184	7,756
Gross fees as a percentage of loans originated	3.09%	3.11%	2.91%	2.94%	2.61%	2.79%
Net gain on residential mortgage loans sold	$6,044	7,402	6,011	4,878	3,141	3,902
Investment gains (losses) on sales of securities, net (15)	$68	417	(4,466)	(1,960)	(2,295)	11
Brokerage account assets, at quarter end (11)	$4,636,441	4,355,429	4,287,985	4,122,980	3,763,911	3,998,774
Trust account managed assets, at quarter end	$2,942,811	2,530,356	2,425,791	2,263,095	2,055,861	2,074,027
Core deposits (12)	$17,617,479	17,103,470	16,503,686	16,340,763	16,489,173	16,076,859
Core deposits to total funding (12)	76.2%	74.7%	74.9%	77.1%	79.0%	78.3%
Risk-weighted assets	$23,911,064	23,370,342	22,706,512	22,001,959	21,137,263	20,705,547
Number of offices	111	114	114	114	114	115
Total core deposits per office	$158,716	150,030	144,769	143,340	144,642	139,799
Total assets per full-time equivalent employee	$11,180	11,217	11,241	10,997	10,897	10,917
Annualized revenues per full-time equivalent employee	$404.6	449.8	441.0	415.9	427.5	424.9
Annualized expenses per full-time equivalent employee	$208.1	214.8	216.9	199.0	206.2	201.0
Number of employees (full-time equivalent)	2,487.0	2,456.0	2,361.0	2,324.0	2,297.0	2,249.5
Associate retention rate (13)	92.8%	93.2%	93.0%	92.8%	92.3%	91.1%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2019	2019	2018	2019	2018

Net interest income	$194,172	195,806	190,215	766,142	736,342

Noninterest income	59,462	82,619	57,270	263,826	200,850
Total revenues	253,634	278,425	247,485	1,029,968	937,192
Less: Investment (gains) losses on sales of securities, net	(68)	(417)	2,295	5,941	2,254
Loss on sale of non-prime automobile portfolio	—	—	—	1,536	—
Total revenues excluding the impact of adjustments noted above	253,566	278,008	249,780	1,037,445	939,446

Noninterest expense	130,470	132,941	119,409	505,148	452,867
Less: Other real estate (ORE) expense	804	655	631	4,228	723
Merger-related charges	—	—	—	—	8,259
Branch consolidation expense	—	—	—	3,189	—
Noninterest expense excluding the impact of adjustments noted above	129,666	132,286	118,778	497,731	443,885

Adjusted pre-tax pre-provision income(14)	$123,900	145,722	131,002	539,714	495,561

Noninterest income	59,462	82,619	57,270	263,826	200,850
Less: Income from equity method investment	68	417	(2,295)	(5,941)	(2,254)
Investment (gains) and losses on sales of securities, net	12,312	32,248	17,936	90,111	51,222
Noninterest income excluding the impact of adjustments noted above	47,082	49,954	41,629	179,656	151,882

Efficiency ratio (4)	51.44%	47.75%	48.25%	49.05%	48.32%
Adjustments as noted above	(0.30)%	(0.17)%	(0.70)%	(1.07)%	(1.07)%
Efficiency ratio (excluding adjustments noted above)	51.14%	47.58%	47.55%	47.98%	47.25%

Total average assets	$27,604,774	27,134,163	24,616,733	26,435,154	23,554,028

Noninterest income to average assets (1)	0.85%	1.21%	0.92%	1.00%	0.85%
Adjustments as noted above	—%	(0.01)%	0.04%	0.03%	0.01%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.85%	1.20%	0.96%	1.03%	0.86%

Noninterest expense to average assets (1)	1.88%	1.94%	1.92%	1.91%	1.92%
Adjustments as noted above	(0.02)%	(0.01)%	(0.01)%	(0.03)%	(0.04)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.86%	1.93%	1.91%	1.88%	1.88%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2019	2019	2018	2019	2018
Net income	$96,079	110,521	95,318	400,881	359,440
Merger-related charges	—	—	—	—	8,259
Investment (gains) losses on sales of securities, net	(68)	(417)	2,295	5,941	2,254
Sale of non-prime automobile portfolio	—	—	—	1,536	—
ORE expense (income)	804	655	(631)	4,228	723
Branch consolidation expense	—	—	—	3,189	—
Tax effect on adjustments noted above (18)	(192)	(62)	(435)	(3,893)	(2,937)
Net income excluding adjustments noted above	$96,623	110,697	96,547	411,882	367,739

Basic earnings per share	$1.26	1.45	1.24	5.25	4.66
Adjustment due to merger-related charges	—	—	—	—	0.11
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	0.03	0.08	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	0.02	—
Adjustment due to ORE expense (income)	0.01	0.01	—	0.05	0.01
Adjustment due to branch consolidation expense	—	—	—	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	(0.01)	(0.05)	(0.04)
Basic earnings per share excluding adjustments noted above	$1.27	1.45	1.26	5.39	4.77

Diluted earnings per share	$1.26	1.44	1.23	5.22	4.64
Adjustment due to merger-related charges	—	—	—	—	0.11
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	0.03	0.08	0.03
Adjustment due to sale of non-prime automobile portfolio	—	—	—	0.02	—
Adjustment due to ORE expense (income)	0.01	0.01	—	0.05	0.01
Adjustment due to branch consolidation expense	—	—	—	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	—	0.01	(0.01)	(0.04)	(0.04)
Diluted earnings per share excluding the adjustments noted above	$1.27	1.45	1.25	5.37	4.75

Noninterest expense per diluted share	$1.71	1.74	1.54	6.58	5.85
Adjustments as noted above	(0.01)	(0.01)	(0.01)	(0.10)	(0.12)
Noninterest expense (excluding adjustments noted above) per diluted share	$1.70	1.73	1.53	6.48	5.73

Revenue per diluted share	$3.32	3.64	3.19	13.42	12.10
Adjustments as noted above	—	(0.01)	0.03	0.09	0.03
Revenue per diluted share (excluding adjustments noted above) per diluted share	$3.32	3.63	3.22	13.51	12.13

Equity method investment (17)
Fee income from BHG, net of amortization	$12,312	32,248	17,936	90,111	51,222
Funding cost to support investment	2,345	2,366	2,354	9,489	8,732
Pre-tax impact of BHG	9,967	29,882	15,582	80,622	42,490
Income tax expense at statutory rates	2,605	7,811	4,073	21,075	11,107
Earnings attributable to BHG	$7,362	22,071	11,509	59,547	31,383

Basic earnings per share attributable to BHG	$0.10	0.29	0.15	0.78	0.41
Diluted earnings per share attributable to BHG	$0.10	0.29	0.15	0.78	0.41

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2019	2019	2018	2019	2018

Return on average assets (1)	1.38%	1.62%	1.54%	1.52%	1.53%
Adjustments as noted above	0.01%	—%	0.02%	0.04%	0.03%
Return on average assets excluding adjustments noted above (1)	1.39%	1.62%	1.56%	1.56%	1.56%

Tangible assets:
Total assets	$27,805,496	27,547,834	25,031,044	27,805,496	25,031,044
Less: Goodwill	(1,819,811)	(1,830,652)	(1,807,121)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(51,130)	(39,349)	(46,161)	(51,130)	(46,161)
Net tangible assets	$25,934,555	25,677,833	23,177,762	25,934,555	23,177,762

Tangible equity:
Total stockholders' equity	$4,355,748	4,294,630	3,965,940	4,355,748	3,965,940
Less: Goodwill	(1,819,811)	(1,830,652)	(1,807,121)	(1,819,811)	(1,807,121)
Core deposit and other intangible assets	(51,130)	(39,349)	(46,161)	(51,130)	(46,161)
Net tangible common equity	$2,484,807	2,424,629	2,112,658	2,484,807	2,112,658

Ratio of tangible common equity to tangible assets	9.58%	9.44%	9.12%	9.58%	9.12%

Average tangible assets:
Average assets	$27,604,774	27,134,163	24,616,733	26,435,154	23,554,028
Less: Average goodwill	(1,830,370)	(1,825,429)	(1,807,121)	(1,817,596)	(1,807,533)
Average core deposit and other intangible assets	(38,746)	(40,794)	(47,711)	(41,953)	(51,650)
Net average tangible assets	$25,735,658	25,267,940	22,761,901	24,575,605	21,694,845

Return on average assets (1)	1.38%	1.62%	1.54%	1.52%	1.53%
Adjustment due to goodwill, core deposit and other intangible assets	0.10%	0.12%	0.12%	0.11%	0.13%
Return on average tangible assets (1)	1.48%	1.74%	1.66%	1.63%	1.66%
Adjustments as noted above	0.01%	—%	0.03%	0.05%	0.03%
Return on average tangible assets excluding adjustments noted above (1)	1.49%	1.74%	1.69%	1.68%	1.69%

Average tangible stockholders' equity:
Average stockholders' equity	$4,343,246	4,265,006	3,939,927	4,186,955	3,836,412
Less: Average goodwill	(1,830,370)	(1,825,429)	(1,807,121)	(1,817,596)	(1,807,533)
Average core deposit and other intangible assets	(38,746)	(40,794)	(47,711)	(41,953)	(51,650)
Net average tangible common equity	$2,474,130	2,398,783	2,085,095	2,327,406	1,977,229

Return on average common equity (1)	8.78%	10.28%	9.60%	9.57%	9.37%
Adjustment due to goodwill, core deposit and other intangible assets	6.63%	8.00%	8.54%	7.65%	8.81%
Return on average tangible common equity (1)	15.41%	18.28%	18.14%	17.22%	18.18%
Adjustments as noted above	0.08%	0.03%	0.32%	0.48%	0.39%
Return on average tangible common equity excluding adjustments noted above (1)	15.49%	18.31%	18.46%	17.70%	18.57%

Book value per common share at quarter end	$56.89	55.97	51.18	56.89	51.18
Adjustment due to goodwill, core deposit and other intangible assets	(24.44)	(24.37)	(23.91)	(24.44)	(23.91)
Tangible book value per common share at quarter end (9)	$32.45	31.60	27.27	32.45	27.27

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 for quarters ended prior to Dec. 31, 2018 and 10 to 100 for all subsequent periods to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately).  Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans.  Generally, consumer loans are not subjected to internal risk ratings.

7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders' equity by common shares outstanding. Tangible book value per share computed by dividing total stockholder's equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income, investment gains and losses on sales of securities, merger-related charges, loss on the sale of our non-prime automobile portfolio and branch rationalization, as described above.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.